EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-128520, 033-64621, 333-44062, 333-140329, and 333-148231) of Synthetech, Inc. of our report dated June 10, 2010, on our audit of the balance sheets of Synthetech, Inc. as of March 31, 2010 and 2009, and the related statements of operations, shareholders' equity, and cash flows for the years then ended appearing in the Annual Report on Form 10-K of Synthetech, Inc. for the year ended March 31, 2010.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
June 10, 2010